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                                                                       EXHIBIT 8



                       [VINSON & ELKINS L.L.P. LETTERHEAD]

                                October 30, 2002

Southwest Airlines Co.
2702 Love Field Drive
Post Office Box 16611
Dallas, Texas  75235-1611

Gentlemen:

         You have requested our opinion as to the discussion of the material federal income tax consequences of the purchase, ownership and disposition of the Pass Through Certificates offered for sale pursuant to the prospectus related to the Certificates forming a part of the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Prospectus").

         We have reviewed the discussion set forth in the Prospectus under the heading "Certain United States Federal Income Tax Consequences," and in our opinion the discussion and the legal conclusions set forth therein are accurate and complete in all material respects.

         Our opinion is based and conditioned upon the initial and continuing accuracy of the facts and assumptions set forth in the Prospectus. Our opinion is also based upon existing provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Vinson & Elkins L.L.P. under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of the persons whose consent is required under Section 7 of the Securities Act of 1933 Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                     Very truly yours,

                                                     /s/ VINSON & ELKINS L.L.P.

                                                     VINSON & ELKINS L.L.P.